May 21, 2014

Mr. Joseph (Jed) Nachman

Re:	Conclusion of Secondment and Return to United States

Dear Jed:

We are pleased that you will be returning to the United States following the completion of your secondment to Yelp UK Ltd. (“Yelp UK”). This letter confirms the details of your relocation and the terms and conditions of your continuing employment with Yelp Inc. (the “Company”) upon your return.

1. Termination of Secondment.

Pursuant to section E of that certain Secondment Agreement, dated April 25, 2012, by and between you and the Company (the “Secondment Agreement”), your secondment will terminate, and you will resume working for the Company as its Senior Vice President of Revenue, on June 16, 2014 (the “Return Date”) unless (a) you resign voluntarily or (b) the Company terminates your employment earlier.

On the Return Date, the terms of the Secondment Agreement shall immediately and automatically cease to apply to you (save for any ongoing obligations you will continue to owe Yelp UK under the terms of the Proprietary Information Agreement and Assignment of Inventions Agreement) and, except as otherwise set forth in this letter, the terms of your employment will revert to the terms of your Amended and Restated Terms of Employment by Yelp! Inc. dated February 2, 2012 and signed by you on February 3, 2012 (the “Offer Letter”). Accordingly, the monthly stipend, cost of living adjustment and travel benefits provided for in your Secondment Agreement will terminate as of the Return Date. Similarly, your CIGNA International health insurance will terminate and the Company’s standard U.S. benefits package will be made available to you as of that date.

2. Tax Preparation Services.

Notwithstanding the previous paragraph, following the termination of your secondment, the Company will continue to designate a tax return preparer and pay for the preparation of required tax returns and tax equalization settlement calculations for you for all tax years affected by the secondment pursuant to its tax equalization policy. In this regard, you confirm that you will be responsible and liable for the submissions of all applicable foreign and U.S. tax returns (including state, federal and local returns) and that, for purposes of the Company’s tax equalization policy, you will either personally provide the Company with a copy of your completed tax returns applicable to the years of your secondment or allow the tax return preparer to provide this information directly to the Company for you.

3. Salary.

Effective as of the Return Date, your annual base salary is $325,000 per year (as adjusted from time to time, your “Salary”), less all applicable deductions required by law, which is payable at the times and in the installments consistent with the Company’s then-current payroll practice. As set forth in your Offer Letter, your Salary is subject to periodic review and adjustment in accordance with the Company’s policies in effect from time to time.

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833

4. Office.

Upon your return to the United States, you will initially work in the Company’s New York office for a period of approximately 30 days. You will thereafter work primarily in the Company’s San Francisco office, although you may also be required to work at other Company offices and locations from time to time.

5. Relocation Benefits.

To facilitate your return and assist you in meeting the expenses of relocation, the Company will provide you with the following benefits:

a.	Tax consultation: the Company will cover the cost of one consultation with your tax preparer prior to the termination of your secondment.

b.	Moving expenses: the Company will cover the cost of moving your household goods and personal belongings through Interstate Moving Company, subject to the limitations described in Exhibit A.

c.	Miscellaneous expenses: $2,000 (net after applicable taxes) for miscellaneous moving expenses.

d.	Travel expenses: travel expenses from London to New York, including economy class airfare for you, your family and pet dog, excess baggage costs, ground transportation and initial entry duties.

e.	Corporate housing: 30 days of corporate housing upon your arrival in New York.

Provided that you complete the full term of your secondment, the relocation benefits set forth in this section 5 replace in its entirety the $9,000 one-time moving cost reimbursement provided for in section B of the Secondment Agreement (the “Prior Relocation Benefits”). In the event your employment ends prior to the Return Date, you will be entitled to the Prior Relocation Benefits subject to the limitations set forth in the Secondment Agreement.

These benefits set forth in this section 5 are conditioned on your remaining with the Company for one year following the termination of your secondment. In the event that your full-time employment with the Company terminates for any reason prior to the one-year anniversary of the Return Date, you will be responsible for refunding a pro-rata share of the costs incurred by the Company in providing such benefits on or before your last day of employment.

6. Conclusion.

Nothing in this letter is intended to affect the at-will status of your employment with the Company. Except as explicitly provided herein, the terms of your Offer Letter and Secondment Agreement remain in full force and effect.

None of the rights or obligations set forth in this letter may be assigned or transferred without the prior written consent of the other party. This letter will be governed by and construed in accordance with the laws of the State of California. You expressly agree that the laws of England and Wales do not apply. You agree that no claims or liabilities arise, and no payments or benefits will become due or payable, as a result of or in connection with the termination of the secondment with Yelp UK and any and all such claims or liabilities which may exist or arise are hereby settled and waived. Further, you agree that you have no outstanding claims or causes of action against Yelp UK in connection with your secondment with Yelp UK and that any and all such claims which may exist are hereby settled and waived. Amendments to this letter may only be made in writing and with the authority of the Company’s Chief Executive Officer.

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833

7. Acceptance.

We look forward to your continued employment with the Company. Please confirm your agreement to the terms set forth in this letter by signing the enclosed copy in the space indicated and returning it to me.

Sincerely,

/s/ Jeremy Stoppelman

Jeremy Stoppelman
Chief Executive Officer, Yelp Inc.

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of the terms of my continuing employment with the Company except as specifically set forth herein and in the Offer Letter.

/s/ Joseph Nachman	May 22, 2014

Joseph Nachman	Date

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833

EXHIBIT A

Air Shipments

  One (1) D container, with an insurance valuation not to exceed $12,500
  One (1) LDN container, with an insurance valuation not to exceed $15,000

Sea/Surface Shipments

  One (1) lift container, with an insurance valuation not to exceed $15,000
  One (1) 20-ft. container, with an insurance valuation not to exceed $150,000

Yelp Inc. ● 140 New Montgomery Street, San Francisco, California 94105 ● Telephone: 415.908.3801 ● Fax: 415.908.3833